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                                                                    Exhibit 99.3


                                                                    NEWS RELEASE
================================================================================

FOR IMMEDIATE RELEASE               CONTACTS:
---------------------               ---------

November 8, 1999                    Arch:    Robert W. Lougee, Jr.  508-870-6771
                                    PageNet: Scott Baradell (Media) 972-801-8180
                                             Kirk Brewer (Investor) 972-801-8012


                     ARCH AND PAGENET SIGN MERGER AGREEMENT;
                 COMPANY TO BE LEADER IN WIRELESS COMMUNICATIONS

      Combined Company Will Have Approximately 16 Million Units in Service With Broadest Portfolio of Products and Service Coverage in North America

                      Agreement Calls for Recapitalization
               To Substantially Enhance Consolidated Balance Sheet

             Entity to Spin Off PageNet's Vast Solutions Subsidiary


Westborough, MA and Dallas, TX (November 8, 1999) --- Arch Communications Group, Inc. (Nasdaq:APGR) and Paging Network, Inc. (Nasdaq:PAGE) (PageNet) today announced they have signed a definitive agreement to merge the two companies in a transaction that will create one of the world's largest wireless communications companies with approximately 16 million units in service throughout North America.

The transaction will combine PageNet's broad range of wireless products and new advanced wireless network with Arch's extensive national accounts and sales presence in major markets nationwide. It will create a wireless communications leader with estimated annual operating cash flow, prior to expected cost synergies, of approximately $535 million and annual net revenues in excess of $1.7 billion, based on third quarter 1999 pro forma combined operating results of the two companies.

The combined company will retain the name Arch Communications Group, Inc. It will be headquartered in Westborough but will maintain significant operations in Dallas.



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Among other significant benefits, the merger will give customers of the combined entity greater access to an expanded range of wireless products and services, along with greater ubiquity of coverage and reliability with the consolidation of the two companies' nationwide networks. Expanded service offerings will include Internet-based wireless information provided through the two companies' established alliances with such Internet industry leaders as Bloomberg, CNN, ESPN, Forbes, and Yahoo!, as well as such advanced services as guaranteed messaging over PageNet's state-of-the-art broadcast network.

The Boards of Directors of both companies have approved the merger agreement, which requires a recapitalization of the combined company. The recapitalization will include the conversion of $1.2 billion of PageNet Senior Notes and approximately $384 million (accreted value as of September 30, 1999) of Arch Senior Discount Notes, and approximately $28 million (as of September 30, 1999) of Arch Series C Convertible Preferred Stock into common stock of the merged entity. Under the terms of the merger, owners of common stock of both companies will receive common stock in the combined company, with shareholders of Arch retaining one share of common stock in the combined company for each share they currently own, and shareholders of PageNet receiving 0.1247 share of common stock in the combined company for each share they currently own of PageNet common stock. In addition, owners of PageNet's common stock and Senior Notes will receive a pro rata distribution of 80.5 percent of PageNet's interest in Vast Solutions (Vast), which will become a separate entity at the merger's close. The combined company will trade on The Nasdaq National Market under the ticker symbol "APGR," Arch's current trading symbol.

Under terms of the merger and proposed recapitalization, the combined company would have approximately 172.8 million common shares outstanding upon completion of the transaction, along with total debt of approximately $1.8 billion, representing a 46 percent reduction in debt from current pro forma levels. When the merger closes, current holders of PageNet's Senior Notes would own 44.5 percent of the combined company's common stock, and current holders of PageNet's common stock would own 7.5 percent of the combined company's common stock. Current holders of Arch common stock would own approximately 29.6 percent of the combined company's common stock, current holders of Arch Senior Discount Notes would own approximately 17.2 percent of the combined company's common stock, and current holders of Series C Convertible Preferred shares would own approximately
1.2 percent of the combined

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company's common stock. Additional details of the proposed recapitalization are outlined in the attached Appendix A.

"The benefits of the merger are significant for the stakeholders of both companies," said John P. Frazee, Jr., PageNet chairman and chief executive officer. "The wireless messaging business has been ripe for change for the past several years, as unit growth has slowed and competition has intensified. Given this environment, we believe the combined company will be exceptionally well positioned to lead our evolving business into its next growth phase."

"When the transaction is completed," Frazee added, "the combined company will have an appropriate capital structure and the financial flexibility needed to fuel long-term growth. Arch's experience with integrating acquisitions, especially the operations of MobileMedia, will prove to be invaluable in maximizing the operational and strategic synergies that we expect to realize as a result of this merger. After years of building separate companies on capital bases suited for a rapidly expanding market for paging, the combined company's proposed capital structure will provide the opportunity to grow a strong business in today's market, which includes a broader set of wireless competitors including broadband PCS and other wireless technologies."

C. Edward Baker, Jr., chairman and chief executive officer of Arch, said, "On a pro forma basis, the proposed combination would immediately provide the combined company with more than $1.7 billion in annual revenue and EBITDA of approximately $535 million, based on third quarter 1999 results. This level of financial performance, combined with total debt of $1.8 billion upon completion of the recapitalization, would substantially reduce the combined company's leverage to less than 3.5 times EBITDA. Even before attaining anticipated synergies, the newly formed company would be free cash flow positive."

Baker added: "In addition to the operational and financial benefits of the merger, the two companies' customer bases dovetail very well. We believe the combination of two very strong distribution vehicles will build a formidable competitor whose business will extend far beyond the industry's traditional focus on paging. Both companies have strong brands, and we intend to quickly determine a branding strategy to maximize our market potential."


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The companies said they currently expect the merger to generate approximately
$80 million in annual cost synergies over a two-year period from the date of close, driven primarily by a reduction of redundant functions. The combined company will be organized around a sales force of more than 2,300 salespeople supported by state-of-the-art customer service and support platforms.

As part of the transaction, 80.5% of PageNet's interest in Vast will be distributed to PageNet's bondholders and its existing common stockholders, while the merged entity will retain the remaining 19.5% interest. The distribution will enable Vast to be capitalized appropriately for the nature of its business, while maintaining the advantage of having a strong corporate partner.

John P. Frazee, Jr. will be chairman of the Board of Directors of the combined company. The combined company management team will be led by C. Edward Baker, Jr. as chief executive officer, Lyndon R. Daniels as president and chief operating officer, and J. Roy Pottle as executive vice president and chief financial officer. Daniels and Pottle will retain their current Arch titles with the combined entity. Mark A. Knickrehm will remain president and chief operating officer of Vast Solutions.

The companies said they expect the merger, which is subject to customary regulatory review, shareholder approval, other third-party consents and the completion of the recapitalization transactions, to be completed during the first half of 2000. The recapitalization is expected to be accomplished through a registered exchange offer that is expected to be filed with the Securities and Exchange Commission within 30 days. PageNet and Arch said that, in addition to consents for the proposed recapitalization, the merger agreement permits PageNet to concurrently solicit consents to effectuate the recapitalization through a "pre-packaged" Chapter 11 reorganization, which would be contemplated if the required level of participation in the registered exchange offer is not obtained.

Paging Networks, Inc. is a leading provider of wireless messaging and information services with more than 9 million subscribers in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and Canada. The company offers a full range of paging and advanced messaging services, including guaranteed-delivery messaging, two-way wireless e-mail, and global messaging. PageNet's wholly owned subsidiary, Vast Solutions, plans to introduce a variety of

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customized information services for pagers and other devices, partnering with content providers such as Yahoo!, CNN, Bloomberg, ESPN and others. Additionally, Vast Solutions develops integrated wireless solutions to increase productivity and improve performance for major corporations. Detailed information for PageNet services are available on the Internet at WWW.PAGENET.COM. Detailed information about Vast Solutions is available at WWW.VAST.COM. PageNet is a registered trademark of Paging Network, Inc. Other names are trademarks and/or registered trademarks of their respective owners.

Arch Communications Group, Inc., Westborough, Mass., is a leading U.S. wireless messaging company with annual revenues in excess of $800 million. It provides local, regional and nationwide narrowband wireless messaging services to customers in all 50 states, the District of Columbia and in the Caribbean. Arch operates approximately 300 offices and company-owned stores across the country. Additional information on Arch is available on the Internet at WWW.ARCH.COM.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's and PageNet's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although Arch and PageNet believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the recapitalization of the combined companies, challenges of integrating the businesses of Arch and PageNet, the future capital needs following the merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of both Arch and PageNet as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.


                                (TABLE TO FOLLOW)



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Appendix A
Details of proposed recapitalization (1)

($ millions)                                                                  Pro Forma Combined(4)
                                                                      ------------------------------------
                                                       (9/30/99)      Assumed Debt   Common Shares     %
                                                       ---------      ------------   -------------    ----

Arch Bank Debt                                          $  450
Combined Bank Debt                                                       $  450

PageNet Bank Debt                                       $  804
Combined Bank Debt                                                       $  804

Combined Company Bank Debt (2)                          $1,254           $1,254

ACI Senior Notes                                        $  493
Combined Senior Notes                                                    $  493

Arch Convertible Debentures (5)                         $    5
Combined Convertible Debentures                                          $    5

PageNet Senior Notes                                    $1,200               --
Combined Common Shares                                                                   76.9        44.5%

PageNet Common Shares                                      104               --
Combined Common Shares                                                                   13.0         7.5%
                                                                                         ----        ----

PageNet Stakeholder Interest in
Combined Company                                                                         89.9        52.0%

Arch Series C Convertible Preferred Shares (3)          $   28               --
Combined Common Shares                                                                    2.1         1.2%

Arch Senior Discount Notes (5)                          $  384               --
Combined Common Shares                                                                   29.6        17.2%

Arch Common Shares                                        51.2
Combined Common Shares                                                                   51.2        29.6%
                                                                                         ----        ----

Arch Stakeholder Interest in
Combined Company                                                                         82.9        48.0%

Combined Company Total Debt                             $3,336           $1,752

Combined Company Total Shares                                                           172.8         100%



(1) Assumes 100% of existing security holders participate in the exchange offers contemplated in the recapitalization.

(2) Excludes potential borrowings at closing to pay transaction and other costs.

(3)  On an "as converted" basis.

(4) All references to pro forma Combined Company common shares and ownership percentages are based on primary shares only.

(5)  Pro forma for debt-for-equity exchange completed after 9/30/99.